Kent Watts, CEO and President
Hyperdynamics Corporation
One Sugar Creek Blvd., #125, Sugar Land, Texas 77478
voice: (713) 353-9400 fax: (713) 353-9421

August 4, 2006 via Edgar to SEC

to:	Tangela Richter - Branch Chief, and Melissa Campbell Duru - Staff Attorney, and Timothy Levenberg - Staff Attorney

Mail Stop 7010
Division of Corporate Finance, Securities and Exchange Commission
Washington, D.C. 20549-7010

from:	Hyperdynamics Corporation
Kent Watts, CEO and President

ref:	Hyperdynamics Corporation (the "Registrant")
Form S-1
File number 333-135510

WITHDRAWAL
of
Request for Acceleration of Effectiveness of Form S-1

My name is Kent Watts. I am the CEO and President of Hyperdynamics Corporation (the "Registrant" or the "Company").

The Registrant hereby WITHDRAWSits request that the effectiveness of above referenced Form S-1 be accelerated to be August 9, 2006 at 11 A. M. EST.

Thank you.
Very truly yours,

(signed) _____________________
/s/ Kent Watts
Kent Watts, CEO and President
Hyperdynamics Corporation

cc:	Counsel representing Hyperdynamics Corporation:
Joel Seidner, Esq.
880 Tully Road #50
Houston, Texas 77079
voice: (281) 493-1311 fax: (281) 667-3292